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                                                                     EXHIBIT 4.3
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                        CONSERVER CORPORATION OF AMERICA


                                       AND

                          JANSSEN/MEYERS ASSOCIATES LP




                               ------------------



                   UNDERWRITER'S WARRANT AGREEMENT FOR SHARES





                          DATED AS OF           , 1997


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         UNDERWRITER'S WARRANT AGREEMENT dated as of __________, 1997 between
CONSERVER CORPORATION OF AMERICA, a Delaware corporation with its principal address at 2655 LeJeune Road Suite 535, Coral Gables Florida 33134 (the "Company") and JANSSEN/MEYERS ASSOCIATES LP, as Underwriter, a New York limited partnership (hereinafter referred to variously as the "Holder" or the "Underwriter").


                              W I T N E S S E T H :

         WHEREAS, the Underwriter has agreed pursuant to the underwriting agreement (the "Underwriting Agreement") dated as of the date hereof between the Underwriter and the Company, to underwrite the Company's proposed public offering (the "Public Offering") of 2,200,000 shares of Common Stock at a public offering price of $5.00 per share (the "Shares"); and


         WHEREAS, the Company proposes to issue to the Underwriter warrants ("Underwriter's Warrants") to purchase up to an aggregate of 220,000 fully paid non-assessable shares (the "Shares") of the Company's common stock, $.001 par value (the "Common Stock") at an exercise price of $8.25 per share (165% of the public offering price of the Shares); and


         WHEREAS, the Underwriter's Warrants to be issued pursuant to this Agreement will be issued on the Closing Date (as such term is defined in the



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Underwriting Agreement) by the Company to the Underwriter in consideration for, and as part of the compensation in connection with the Public Offering;

         NOW, THEREFORE, in consideration of the premises, the payment by the Underwriter to the Company of an aggregate of Two Hundred and Twenty Dollars ($220.00), the agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


         l. Grant. The Holder is hereby granted the right to purchase, at any time from June, 1998 [one year after effective date] until 5:30 P.M., New York time, on June, 2002 four years after effective date], up to an aggregate of 220,000 Shares at an initial exercise price (subject to adjustment as provided in Section 8 hereof) of $8.25 per Share (the "Exercise Price"), subject to the terms and conditions of this Agreement. Except as set forth herein, the Shares issuable upon exercise of the Underwriter's Warrants are in all respects identical to the shares of Common Stock being purchased by the Underwriter for resale to the public pursuant to the terms and provisions of the Underwriting Agreement.


         2. Underwriter's Warrant Certificates. The Underwriter's warrant certificates (the "Underwriter's Warrant Certificates") delivered and to be delivered pursuant to this Agreement shall be in the form set forth in Exhibit A, attached hereto and made a part hereof, with such appropriate insertions, omissions, substitutions, and other variations as required or permitted by this Agreement.



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         3. Exercise of Underwriter's Warrants.


         Section 3.1 Exercise. The Underwriter's Warrants initially are exercisable at an aggregate initial exercise price (subject to adjustment as provided in Section 8 hereof) per share, as set forth in Section 6 hereof payable by certified or official bank check in New York Clearing House funds, subject to adjustment as provided in Section 8 hereof. Upon surrender at the Company's principal offices (currently located at 2655 LeJeune Road, Suite 535, Coral Gables, Florida 33134), of an Underwriter's Warrant Certificate with the annexed Form of Election to Purchase duly executed, together with payment of the Purchase Price (as hereinafter defined) for the Shares purchased, the registered holder of an Underwriter's Warrant Certificate ("Holder" or "Holders") shall be entitled to receive a certificate or certificates for the Shares so purchased. The purchase rights represented by each Underwriter's Warrant Certificate are exercisable at the option of the Holder thereof, in whole or in part (but not as to fractional shares of Common Stock underlying the Underwriter's Warrants). In the case of the purchase of less than all the Shares purchasable under any Underwriter's Warrant Certificate, the Company shall cancel the Underwriter's Warrant Certificate upon the surrender thereof and shall execute and deliver a new Underwriter's Warrant Certificate of like tenor for the balance of the Shares purchasable thereunder.


         Section 3.2 Cashless Exercise. At any time during the Warrant Exercise Term, the Holder may, at its option, exchange the Warrants represented by such



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Holder's Warrant certificate, in whole or in part (a "Warrant Exchange), into the number of fully paid and non-assessable Shares determined in accordance with this Section 3.2, by surrendering such Warrant certificate at the principal office of the Company or at the office of its transfer agent, accompanied by a notice stating such Holder's intent to effect such exchange, the number of Shares to be exchanged and the date on which the Holder requests that such Warrant Exchange occur (the "Notice of Exchange"). The Warrant Exchange shall take place on the date specified in the Notice of Exchange, or, if later, the date the Notice of Exchange is received by the Company (the "Exchange Date"). Certificates for the Shares issuable upon such Warrant Exchange and, if applicable, a new Warrant of like tenor evidencing the balance of the Shares remaining subject to the Holder's Warrant certificate, shall be issued as of the Exchange Date and delivered to the Holder within three (3) days following the Exchange Date. In connection with any Warrant Exchange, the Holder's Warrant certificate shall represent the right to subscribe for and acquire (i) the number of Shares (rounded to the next highest integer) equal to (A) the number of Shares specified by the Holder in its Notice of Exchange (the "Total Share Number") less (B) the number of Shares equal to the quotient obtained by dividing (i) the product of the Total Share Number and the existing Exercise Price (as hereinafter defined) per Share by (ii) the Market Price (as defined in Section 3.3 hereof) of a share of Common Stock.


Section 3.3 Market Price. For the purpose of this Agreement, the phrase "Market Price" at any date shall be deemed to be the (i) last reported sale



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price on the last trading day or, in case no such reported sale takes place on such day, the average last reported sale price for the last three (3) trading days, in either case as officially reported by the principal securities exchange on which the Common Stock is listed or admitted to trading, or, (ii) if the Common Stock is not listed or admitted to trading on any national securities exchange but is listed or quoted upon the Nasdaq National Market or SmallCap Market (referred to hereinafter as "NASDAQ"), the closing bid price on the last trading day, or, in case no such reported bid takes place on such day, the average closing bid price for the last three (3) trading days, as furnished by NASDAQ or similar organization if NASDAQ is no longer reporting such information, or (iii) if the Common Stock is not listed upon a principal exchange or quoted on NASDAQ, but quotes for the Common Stock are available in the OTC Bulletin Board or "pink sheets" the closing bid price on the last trading day, or, in case no such bid takes place on such day, the average closing bid price for the last three (3) trading days as furnished on the OTC Bulletin Board or (iv) in the event the Common Stock is not traded upon a principal exchange and not listed on NASDAQ and quotes are not available on the OTC Bulletin Board, as determined in good faith by resolution of the Board of Directors of the Company, based on the best information available to it.

         4. Issuance of Certificates. Upon the exercise of the Underwriter's Warrants, the issuance of certificates for the Shares or other securities, properties or rights underlying such Underwriter's Warrants, shall be made forthwith (and in any event within five (5) business days thereafter) without charge to the Holder thereof



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including, without limitation, any tax which may be payable in respect of the issuance thereof, and such certificates shall (subject to the provisions of Sections 5 and 7 hereof) be issued in the name of, or in such names as may be directed by, the Holder thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificates in a name other than that of the Underwriter and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

         The Underwriter's Warrant Certificates and the certificates representing the Shares issuable upon exercise of the Underwriter's Warrants shall be executed on behalf of the Company by the manual or facsimile signature of the then Chairman or Vice Chairman of the Board of Directors or President or Vice President of the Company under its corporate seal reproduced thereon, attested to by the manual or facsimile signature of the then present Secretary or Assistant Secretary of the Company. The Underwriter's Warrant Certificates shall be dated the date of the execution by the Company upon initial issuance, division, exchange, substitution or transfer. The certificates representing the Shares issuable upon exercise of the Underwriter's Warrant shall be identical in form to those issued in connection with the Public Offering.


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         5. Restriction On Transfer of Underwriter's Warrants. The Holder of an
Underwriter's Warrant Certificate, by its acceptance thereof, covenants and agrees that the Underwriter's Warrants are not being acquired with a view to the distribution thereof; and that the Underwriter's Warrants may not be sold, transferred, assigned, hypothecated or otherwise disposed of, in whole or in part, for a period of one (1) year from the date hereof, except to officers of the Underwriter or members of the Selling Group (as defined in the Underwriting Agreement).


         6. Exercise Price.


         Section 6.1 Initial and Adjusted Exercise Price. Except as otherwise provided in Section 8 hereof, the initial exercise price of each Underwriter's Warrant shall be $8.25 per Share. The exercise price shall be adjusted from time to time in accordance with the provisions of Section 8 hereof.


         Section 6.2 Exercise Price. The term "Exercise Price" herein shall mean the initial exercise prices or the adjusted exercise price, depending upon the context of the Underwriter's Warrants.


         7. Registration Rights.

         Section 7.1 Registration Under the Securities Act of 1933. The Underwriter's Warrants and the Shares issuable upon exercise of the Underwriter's Warrants, have been registered (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act").




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         Section 7.2 Piggyback Registration. If, at any time commencing after
__________, 1998 (one (1) year from the Effective Date), through and including
________, 2002 (five (5) years from the Effective Date), the Company proposes to register any of its securities under the Act (other than in connection with a merger or pursuant to Form S-8 or similar form) it will give written notice by registered or certified mail, at least thirty (30) days prior to the filing of each such registration statement, to the Underwriter and to all other Holders of the Underwriter's Warrants and Shares underlying the Underwriter's Warrants, of its intention to do so. If any of the Underwriter or other Holders of the Underwriter's Warrants and/or the Shares underlying the Underwriter's Warrants, notify the Company within twenty (20) days after receipt of any such notice of its or their desire to include any such securities in such proposed registration statement, the Company shall afford each of the Underwriter and such Holders of the Underwriter's Warrants and/or Shares underlying the Underwriter's Warrants, the opportunity to have any of such securities registered under such registration statement; provided, however, that in the event the underwriters advise the Company that in their opinion the number of securities requested to be included in such registration pursuant to this Agreement and pursuant to any other rights granted by the Company to holders of its securities exceeds the number of securities that can be sold in the offering without adversely affecting the offering price of the Company's securities, the Company may first include in such registration all securities the Company proposes to sell (without including the



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holders of other rights granted by the Company), and each Holder shall accept a pro rata reduction in the number of shares to be included in such registration statement.

         Notwithstanding the provisions of this Section 7.2, the Company shall have the right at any time after it shall have given written notice pursuant to this Section 7.2 (irrespective of whether a written request for inclusion of any such securities shall have been made) to elect not to file any such proposed registration statement, or to withdraw the same after the filing but prior to the effective date thereof.

         Section 7.3 Demand Registration.


         (a) At any time commencing after June, 1998 (one (1) year from the Effective Date) through and including June, 2002 (five (5) years from the Effective Date), the Holders of the Underwriter's Warrants and Shares underlying the Underwriter's Warrants, representing a "Majority" of the shares of Common Stock issuable upon the exercise of the Underwriter's Warrants (assuming the exercise of all of the Underwriter's Warrants) shall have the right (which right is in addition to the registration rights under Section 7.2 hereof), exercisable by written notice to the Company, to have the Company prepare and file with the Commission, at on one occasion, a registration statement and such other documents, including a prospectus, as may be necessary in the opinion of both counsel for the Company and counsel for the Underwriter and Holders, in order to comply with the provisions of the Act, so as to permit a public offering and sale of their respective Underwriter's Warrants and Shares for at least nine (9) consecutive



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months by such Holders and any other Holders of the Underwriter's Warrants and the Shares who shall notify the Company within ten (10) days after receiving notice from the Company of such request. Such registration and all costs incident thereof shall be at the expense of the Company, as provided in Section 7.4(b).

         (b) The Company covenants and agrees to give written notice of any registration request under this Section 7.3 by any Holder or Holders to all other registered Holders of the Underwriter's Warrants and Shares within ten
(10) days from the date of the receipt of any such registration request.

         (c) In addition to the registration rights under Section 7.2 and subsection (a) of this Section 7.3, at any time within the time period specified in Section 7.4(a) hereof, through and including ___________, 2002 (five (5) years from the Effective Date), any Holder of the Underwriter's Warrants and/or Shares, representing a "Majority" (as hereinafter defined) of the shares of Common Stock issuable upon the exercise of the Underwriter's Warrants (assuming the exercise of all of the Underwriter's Warrants) shall have the right, exercisable by written request to the Company, to have the Company prepare and file, on one occasion, with the Commission a registration statement so as to permit a public offering and sale for nine (9) consecutive months by any such Holder of its shares, provided, however, that the provisions of Section 7.4(b) hereof shall not apply to any such registration request and registration and all costs incident thereto shall be at the expense of the Holder or Holders making such request.



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         (d) The Company and the Holders agree that the Holders of Underwriters
Warrants and Shares (the "Securities") will suffer damages if the Company fails to fulfill its obligations under this Section 7.3 and that ascertaining the extent of such damages with precision would not be feasible. Accordingly, the Company agrees to pay liquidated damages in the form of interest with respect to the Securities held by each Holder ("Liquidated Damages"), if:

                  (i) any Registration Statement required to be filed pursuant to this Section 7.3 is not filed with the SEC on or prior to the date specified in Section 7.4(a) for such filing in this Agreement;

                  (ii) any such Registration Statement has not been declared effective by the SEC on or prior to the earliest possible time but in no event later than 90 days after such filing (the "Effectiveness Target Date"); or

                  (iii) any Registration Statement required to be filed pursuant to this Section 7.3 is filed and declared effective but shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded immediately by a post effective amendment to such Registration Statement that cures such failures and that is itself immediately declared effective;

(each such event in clauses (i) through (iii) above being referred to herein as a "Registration Default"). The additional interest comprising Liquidated Damages shall be an amount equal to (A) with respect to the first 90-day period immediately following the occurrence of a Registration Default, 10% of the number of Securities held by such Holder (pro-rated weekly), plus (B) an additional 10% of the

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number of Securities held by such Holder with respect to each 30-day period after the first 90 day period, until all Registration Defaults have been cured, up to 100% of the number of Securities held by such Holder. The Company shall notify the Holders within one Business Day after each and every date on which a Registration Default occurs. All accrued and unpaid Liquidated Damages shall be paid immediately by the Company on the expiration of each 90-day and 30-day period by mailing certificates for such securities to Holders of record of the Securities at such address as is set forth on the stock record books of the Company. Each obligation to pay Liquidated Damages shall be deemed to accrue beginning on the day of the applicable Registration Default (other than as set forth above). Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease until the next Registration Default, if any.


         Section 7.4 Covenants of the Company With Respect to Registration. In connection with any registration under Section 7.2 or 7.3 hereof, the Company covenants and agrees as follows:


         (a) The Company shall use its best efforts to file a registration statement within sixty (60) days of receipt of any demand therefor in accordance with Section 7.3(a), shall use its best efforts to have any registration statement declared effective by the Effectiveness Target Date, and shall furnish each Holder desiring to sell the Shares underlying the Underwriter's Warrants such number of prospectuses as shall reasonably be requested. Notwithstanding the foregoing sentence, the Company shall be entitled



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to postpone the filing of any registration statement otherwise required to be prepared and filed by it pursuant to this Section 7.4(a) if the Company (i) is publicly committed to a self-tender or exchange offer and the filing of a registration statement would cause a violation of Regulation M under the Securities Exchange Act of 1934 as amended (the "Exchange Act") or (ii) or if the Company is involved in negotiating or consummating an acquisition or merger which would make such registration impracticable in which case the filing of the registration statement may be delayed for a period of up to 90 days. In the event of such postponement, the Company shall be required to file the registration statement pursuant to this Section 7.4(a) upon the earlier of (i) the consummation or termination, as applicable, of the event requiring such postponement or (ii) 90 days after the receipt of the initial demand for such registration. Additionally, notwithstanding anything to the contrary contained herein, during any period that a registration statement filed pursuant to
Section 7.3 hereof is effective, the Company shall have the right to prohibit the sale of any shares thereunder upon notice to the Holder(s) (A) if in the opinion of counsel for the Company, the Company would thereby be required to disclose information not otherwise then required by law to be publicly disclosed where it is significant to the operations or well being of the Company that such information remain undisclosed, provided that the Company shall use its best efforts to minimize the period of time in which it shall prohibit the sale of any of such shares pursuant to this clause (A), (B) for periods of up to 30 days if the Company reasonably believes that such sale might reasonably be expected to have




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an adverse effect on any significant proposal or plan of the Company to engage in an acquisition of assets or any merger, consolidation, tender offer, financing, corporate reorganization or similar transaction; (C) during the period starting with the date 10 days prior to the Company's estimate of the date of filing of, and ending on a date 90 days after the effective date of, a Company initiated registration in which the Holders are entitled to and may in fact participate in accordance with Section 7.2 hereof, but in no event longer than 180 days; or (D) upon the happening of any event, as a result of which the prospectus under the registration statement includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (in which case, the Company shall within a reasonable period provide the Holder with revised or supplemental prospectuses and the Holders shall promptly take action to cease making any offers of such shares until receipt and distribution of such revised or supplemental prospectuses.

         (b) The Company shall pay all costs (excluding fees and expenses of Holder(s) counsel and any underwriting or selling commissions), fees and expenses in connection with all registration statements filed pursuant to Sections 7.2 and 7.3(a) hereof including, without limitation, the Company's legal and accounting fees, printing expenses, and blue sky fees and expenses. The Holder(s) will pay all costs, fees and expenses in connection with any registration statement filed pursuant to Section 7.3(c).


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         (c) The Company will take all necessary action which may be required in qualifying or registering the Underwriter's Warrants and Shares underlying the Underwriter's Warrants included in a registration statement for offering and sale under the securities or blue sky laws of such states as reasonably are requested by the Holder(s), provided that the Company shall not be obligated to execute or file any general consent to service of process or to qualify as a foreign corporation to do business under the laws of any such jurisdiction.

         (d) The Company shall indemnify the Holder(s) of the Underwriter's Warrants and Shares to be sold pursuant to any registration statement and each person, if any, who controls such Holders within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Act, the Exchange Act or otherwise, arising from such registration statement but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the Underwriter contained in Section 7 of the Underwriting Agreement.

         (e) The Holder(s) of the Underwriter's Warrants and Shares underlying the Underwriter's Warrants to be sold pursuant to a registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act,



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against all loss, claim, damage or expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in Section 7 of the Underwriting Agreement pursuant to which the Underwriter has agreed to indemnify the Company.

         (f) Nothing contained in this Agreement shall be construed as requiring the Holder(s) to exercise their Underwriter's Warrants prior to the initial filing of any registration statement or the effectiveness thereof.

         (g) The Company shall not permit the inclusion of any securities other than the Shares underlying the Underwriter's Warrants to be included in any registration statement filed pursuant to Section 7.3 hereof, or permit any other registration statement (other than in connection with a merger or on Form S-8) to become effective within 120 days of a registration statement filed pursuant to Section 7.3 hereof, without the prior written consent of the Holders of the Underwriter's Warrants or Shares underlying the Underwriter's Warrants representing a majority of the shares of Common Stock issuable upon the exercise of such Underwriter's Warrants.

         (h) If the Shares underlying the Shares underlying the Underwriter's warrants are to be sold in an underwritten public offering, the Company shall use its best


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efforts to furnish to each Holder participating in the offering and to each such underwriter, a signed counterpart, addressed to such underwriter, of (i) an opinion of counsel to the Company dated the date of the closing under the underwriting agreement, and (ii) a "cold comfort" letter dated the date of the closing under the underwriting agreement signed by the independent public accountants who have issued a report on the Company's financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities.

         (i) The Company shall as soon as practicable after the effective date of the registration statement, and in any event within 15 months thereafter, have made "generally available to its security holders" (within the meaning of Rule 158 under the Act) an earnings statement (which need not be audited) complying with Section 11(a) of the Act and covering a period of at least 12 consecutive months beginning after the effective date of the registration statement.

         (j) The Company shall deliver promptly to each Holder participating in the offering requesting the correspondence and memoranda described below, and the managing underwriters, copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions


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with the Commission or its staff with respect to the registration statement and permit each Holder and underwriter to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of the National Association of Securities Dealers, Inc. ("NASD"). Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as any such Holder shall reasonably request.

         (k) The Company shall enter into an underwriting agreement with the managing underwriter(s) selected for such underwriting, if any, by Holders holding a Majority of the Underwriter's Warrants and Shares underlying the Underwriter's Warrants requested to be included in such underwriting. Such underwriting agreement shall be satisfactory in form and substance to the Company, each Holder and such managing underwriters, and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type used by the managing underwriter(s).

         The Holders shall be parties to any underwriting agreement relating to an underwritten sale of their Underwriter's Warrants and the Shares underlying the Underwriter's Warrants and may, at their option, require that any or all the representations, warranties and covenants of the Company to or for the benefit of such underwriter(s) shall also be made to and for the benefit of such Holders.



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Such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriter(s) except as they may relate to such Holders, their intended methods of distribution, and except for matters related to disclosures with respect to such Holders, contained or required to be contained, in such registration statement under the Act and the rules and regulations thereunder.

         (1) For purposes of this Agreement, the term "Majority" in reference to the Holders of Underwriter's Warrants and Shares, shall mean in excess of fifty percent (50%) of the then outstanding Shares, assuming the full exercise of all Underwriter's Warrants that (i) are not held by the Company, an affiliate, officer, creditor, employee or agent thereof or any of their respective affiliates, members of their families, persons acting as nominees or in conjunction therewith or (ii) have not been resold to the public pursuant to Rule 144 under the Act or a registration statement filed with the Commission under the Act.

         8. Adjustments to Exercise Price and Number of Securities.


         Section 8.1 Subdivision and Combination. In case the Company shall at any time subdivide or combine the outstanding shares of Common Stock, the Exercise Price of the Underwriter's Warrants shall forthwith be proportionately decreased in the case of subdivision or increased in the case of combination.



         Section 8.2 Adjustment in Number of Securities. Upon each adjustment of the Exercise Price of the Underwriter's Warrants, pursuant to the provisions of this Section 8, the number of shares issuable upon the exercise of the



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Underwriter's Warrants, shall be adjusted to the nearest full amount by multiplying a number equal to the exercise price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon exercise of the Underwriter's Warrants immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Prices.


         Section 8.3 Definition of Common Stock. For the purpose of this Agreement, the term "Common Stock" shall mean (i) the class of stock designated as Common Stock in the Articles of Incorporation of the Company as amended as of the date hereof, or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock, consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that the Company shall after the date hereof issue common securities with greater or superior voting rights than the shares of Common Stock outstanding as of the date hereof, the Holder, at its option, may receive upon exercise of any Underwriter's Warrant, either shares of Common Stock or a like number of such securities with greater or superior voting rights.



         Section 8.4 Merger or Consolidation. In case of any consolidation of the Company with, or merger of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Common Stock), the corporation formed by such consolidation or merger shall execute and deliver to the Holder a supplemental warrant agreement providing that the Holder shall have the right thereafter (until the expiration of such warrant) to receive, upon exercise of such warrant, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or merger, by a holder of the number of shares of Common Stock of the Company for which such warrant might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental warrant agreement shall provide for adjustments which shall be identical to the adjustments provided in Section 8. The above provision of this subsection shall similarly apply to successive consolidations or mergers.


         Section 8.5 No Adjustment of Exercises Price in Certain Cases. No adjustment of the Exercise Price of the Underwriter's Warrants shall be made:


                  (a) Upon the issuance or sale of the Underwriter's Warrants or Shares issuable upon the exercise of the Underwriter's Warrants or the exercise of options and warrants outstanding on the date hereof and described in the prospectus relating to the Public Offering; or

                  (b) If the amount of such adjustment shall be less than two cents ($.02) per share of Common Stock, provided, however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to at least two cents ($.02) per share of Common Stock.

         9. Exchange and Replacement of Underwriter's Warrant Certificates. Each Underwriter's Warrant Certificate is exchangeable without expense, upon the surrender thereof by the registered Holder at the principal executive office of the Company, for a new Underwriter's Warrant Certificate of like tenor and date representing in the aggregate the right to purchase the same number of Shares as provided in the original Underwriter's Warrants in such denominations as shall be designated by the Holder thereof at the time of such surrender.

         Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Underwriter's Warrant Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Underwriter's Warrants, if mutilated, the Company will make and deliver a new Underwriter's Warrant Certificate of like tenor, in lieu thereof.

         10. Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of shares of Common Stock upon the exercise of the Underwriter's Warrants, nor shall it be required to issue scrip or pay cash in lieu of fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of shares of Common Stock or other securities, properties or rights.

         11. Reservation and Listing of Securities. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon the exercise of the Underwriter's Warrants, such number of shares of Common Stock or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Underwriter's Warrants and payment of the Exercise Price therefor, all shares of Common Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid, non-assessable and not subject to the preemptive rights of any stockholder. As long as the Underwriter's Warrants shall be outstanding, the Company shall use its best efforts to cause all shares of Common Stock issuable upon the exercise of the Underwriter's Warrants to be listed (subject to official notice of issuance) on all securities exchanges on which the Common Stock issued to the public in connection herewith may then be listed and/or quoted on NASDAQ.

         12. Notices to Underwriter's Warrant Holders. Nothing contained in this Agreement shall be construed as conferring upon the Holders the right to vote or to consent or to receive notice as a stockholder in respect of any meetings of stockholders for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of the Underwriter's Warrants and their exercise, any of the following events shall occur:

                  (a) the Company shall take a record of the holders of its shares of Common Stock for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of current or retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company; or

                  (b) the Company shall offer to all the holders of its Common Stock any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor; or

                  (c) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property assets and business as an entirety shall be proposed;

then, in any one or more of such events the Company shall give written notice to the Holders of such event at least fifteen (15) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, convertible or exchangeable securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. Failure to give such notice or any defect therein shall not affect the validity of any action taken in connection with the declaration or payment of any such dividend, or the issuance of any convertible or exchangeable securities, or subscription rights, options or warrants, or any proposed dissolution, liquidation, winding up or sale.

         13. Notices.

         All notices requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly made when delivered, or mailed by registered or certified mail, return receipt requested:

                  (a) If to the registered Holder of the Underwriter's Warrants, to the address of such Holder as shown on the books of the Company; or

                  (b) If to the Company, to the address set forth in Section 3 hereof or to such other address as the Company may designate by notice to the Holders.

         14. Supplements and Amendments. The Company and the Underwriter may from time to time supplement or amend this Agreement without the approval of any holders of Underwriter's Warrant Certificates (other than the Underwriter) in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any provisions herein or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Underwriter may deem necessary or desirable and which the Company and the Underwriter deem shall not adversely affect the interests of the Holders of Underwriter's Warrant Certificates.

         15. Successors. All the covenants and provisions of this Agreement shall be binding upon and inure to the benefit of the Company, the Holders and their respective successors and assigns hereunder.


         16. Termination. This Agreement shall terminate at the close of business on June, 2002. Notwithstanding the foregoing, the indemnification provisions of Section 7 shall survive such termination until the close of business on April 16, 2004.

         17. Governing Law: Submission to Jurisdiction. This Agreement and each Underwriter's Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of such State without giving effect to the rules of said State governing the conflicts of laws.

         The Company, the Underwriter and the Holders hereby agree that any action, proceeding or claim against it arising out of, or relating in any way to, this Agreement shall be brought and enforced in the courts of the State of New York or of the United States of America for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company, the Underwriter and the Holders hereby irrevocably waive any objection to such exclusive jurisdiction or inconvenient forum. Any such process or summons to be served upon any of the Company, the Underwriter and the Holders (at the option of the party bringing such action, proceeding or claim) may be served by transmitting a copy thereof, by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 13 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the party so served in any action, proceeding or claim. The Company, the Underwriter and the Holders agree that the prevailing party(ies) in any such action or proceeding shall be entitled to recover from the other party(ies) all of its/their reasonable legal costs and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

         18. Entire Agreement: Modification. This Agreement (including the Underwriting Agreement to the extent portions thereof are referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof and, except as provided in Section 14 hereof, may not be modified or amended except by a writing duly signed by the party against whom enforcement of the modification or amendment is sought.

         19. Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement.

         20. Captions. The caption headings of the Sections of this Agreement are for convenience of reference only and are not intended, nor should they be construed as, a part of this Agreement and shall be given no substantive effect.

         21. Benefits or this Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and the Underwriter and any other registered Holder(s) of the Underwriter's Warrant Certificates or Shares underlying the Underwriter's Warrants any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Company and the Underwriter and any other Holder(s) of the Underwriter's Warrant Certificates or Shares.

         22. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.


 [SEAL]                    CONSERVER CORPORATION OF AMERICA


                                By
                                   -----------------------------------
                                    Name:
                                    Title:

Attest:

-------------------------------
Secretary

                                    JANSSEN/MEYERS ASSOCIATES LP

                                    By
                                       -----------------------------------
                                    Name:
                                    Title:

                                    EXHIBIT A

                   [FORM OF UNDERWRITER'S WARRANT CERTIFICATE]

THE UNDERWRITER'S WARRANTS REPRESENTED BY THIS CERTIFICATE AND THE OTHER SECURITIES ISSUABLE UPON EXERCISE THEREOF MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER SUCH ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL FOR THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

THE TRANSFER OR EXCHANGE OF THE UNDERWRITER'S WARRANTS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED IN ACCORDANCE WITH THE UNDERWRITER'S WARRANT AGREEMENT REFERRED TO HEREIN.

                            EXERCISABLE ON OR BEFORE
                  5:30 P.M., NEW YORK TIME, _____________, 2002

No. UW-1                   220,000 Underwriter's Warrants

                        Underwriter's Warrant Certificate


         This Underwriter's Warrant Certificate certifies that ______________________, or registered assigns, is the registered holder of 220,000 Underwriter's Warrants to purchase initially, at any time from ________________, 1998 [one year from the effective date of the offering] until 5:30 p.m. New York time on _____________, 2002 [five years from the effective date of the offering] ("Expiration Date"), up to 220,000 fully-paid and non-assessable shares of Common Stock, par value $.001 per share (the "Warrants") of CONSERVER CORPORATION OF AMERICA., a Delaware corporation (the "Company"), at an initial exercise price, subject to adjustment in certain events (the "Exercise Price"), of $8.25 per Share upon surrender of this Underwriter's Warrant Certificate and payment of the Exercise Price at an office or agency of the Company, but subject to the conditions set forth herein and in the warrant agreement dated as of _____________-, 1997 between the Company and JANSSEN/MEYERS ASSOCIATES LP (the "Underwriter's Warrant Agreement").

Payment of the Exercise Price shall be made by certified or official bank check in New York Clearing House funds payable to the order of the Company or otherwise in accordance with the terms of the Underwriter's Warrant Agreement. In accordance with Section 3.2 of the Underwriter's Warrant Agreement, payment of the exercise price may also be made by the delivery of Shares of Common Stock of the Company.


         No Underwriter's Warrant may be exercised after 5:30 p.m., New York time, on the Expiration Date, at which time all Underwriter's Warrants evidenced hereby, unless exercised prior thereto, shall thereafter be void.

         The Underwriter's Warrants evidenced by this Underwriter's Warrant Certificate are part of a duly authorized issue of warrants pursuant to the Underwriter's Warrant Agreement, which Underwriter's Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the holders (the words "holders" or "holder" meaning the registered holders or registered holder) of the Underwriter's Warrants.

         The Underwriter's Warrant Agreement provides that upon the occurrence of certain events the exercise price and/or number of the Company's securities issuable thereupon may, subject to certain conditions, be adjusted. In such event, the Company will, at the request of the holder, issue a new Underwriter's Warrant Certificate evidencing the adjustment in the exercise price and the number and/or type of securities issuable upon the exercise of the Underwriter's Warrants; provided, however, that the failure of the Company to issue such new Underwriter's Warrant Certificates shall not in any way change, alter or otherwise impair, the rights of the holder as set forth in the Underwriter's Warrant Agreement.

         Upon due presentment for registration of transfer of this Underwriter's Warrant Certificate at an office or agency of the Company, a new Underwriter's Warrant Certificate or Underwriter's Warrant Certificates of like tenor and evidencing in the aggregate a like number of Underwriter's Warrants shall be issued to the transferee(s) in exchange for this Underwriter's Warrant Certificate, subject to the limitations provided herein and in the Underwriter's Warrant Agreement, without any charge except for any tax or other governmental charge imposed in connection with such transfer.

         Upon the exercise of less than all of the Underwriter's Warrants evidenced by this Certificate, the Company shall forthwith issue to the holder hereof a new Underwriter's Warrant Certificate representing such number of unexercised Underwriter's Warrants.

         The Company may deem and treat the registered holder(s) hereof as the absolute owner(s) of this Underwriter's Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, and of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

         All terms used in this Underwriter's Warrant Certificate which are defined in the Underwriter's Warrant Agreement shall have the meanings assigned to them in the Underwriter's Warrant Agreement.

         IN WITNESS WHEREOF, the Company has caused this Underwriter's Warrant Certificate to be duly executed under its corporate seal.

Dated as of ______________-, 1997


[SEAL]                                      CONSERVER CORPORATION OF AMERICA


                                    By
                                       -----------------------------------
                                       Name:
                                       Title:

Attest:

-------------------
Secretary


                                        3